EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces First-Quarter 2020 Financial and Operating Results
TULSA, OK - May 6, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced its first-quarter 2020 results. For the first quarter of 2020, the Company reported net income attributable to common stockholders of $235.1 million, or $1.01 per diluted share. Adjusted Net Income, a non-GAAP financial measure, for the first quarter of 2020 was $21.1 million, or $0.09 per adjusted diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the first quarter of 2020 was $116.8 million.
Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures, including a calculation of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.
First-Quarter 2020 Highlights

•
Issued $1 billion of new debt to refinance $800 million of outstanding notes, extending maturities to 2025 and 2028, repay $100 million of the senior secured credit facility and for general corporate purposes

•
Received net cash of $47.2 million on settlements of commodity derivatives, resulting in an average hedged sales price of $23.21 per barrel of oil equivalent ("BOE"), a 34% increase versus an average unhedged sales price of $17.26 per BOE

•	Produced an average of 29,178 barrels of oil per day ("BOPD"), an increase of 7% from fourth-quarter 2019

•	Produced an average of 86,532 BOE per day, an increase of 3% from fourth-quarter 2019

•	Invested capital of $155 million during the first quarter of 2020, 11% below budget

•	Reduced completed well costs 7%, to $630 per lateral foot

•	Reduced unit lease operating expenses ("LOE") to $2.80 per BOE, a 1% decrease from fourth-quarter 2019
"The challenges presented to the oil and gas industry by the demand destruction and price volatility related to COVID-19 and OPEC+ are unprecedented," stated Jason Pigott, President and Chief Executive Officer. "Protecting the health and safety of our employees as we operate is paramount. Our workforce has demonstrated amazing flexibility, adapting to new safety standards necessitated by COVID-19, and has continued to perform at the high standards we have set for ourselves."
"Our first-quarter results demonstrate the value of our commitment to operational excellence," continued Mr. Pigott. "For the fifth consecutive quarter, we exceeded both our oil and total production guidance, and we continued to reduce costs as we again improved both our completed well costs and operational expenses. As we operate in the current depressed commodity price environment, we are maintaining our financial discipline and balance sheet focus. We have reduced our planned capital expenditures by more than 40% versus our original budget and continue to focus on Free Cash Flow generation. We have deployed a portion of anticipated Free

Cash Flow to our derivatives program to protect cash flow in 2021 and we may, from time to time, use a portion of our Free Cash Flow to reduce debt, either by paying down our senior secured credit facility or repurchasing our senior notes in open market or privately negotiated transactions, to enhance liquidity and reduce interest costs."
Operations Summary
During first-quarter 2020, the Company completed 28 gross (27.7 net) horizontal wells with an average completed lateral length of 8,300 feet. Drilling and completions costs incurred of $140 million was below budget as Laredo continued to drive down its well costs, already among the lowest in the Midland Basin. Through a combination of operational efficiencies and cost reductions, well costs for the first quarter of 2020 averaged $630 per lateral foot, a 7% reduction versus expectations.
The Company produced 86,532 BOE per day in the first quarter of 2020, including oil production of 29,178 BOPD, exceeding the high-end of guidance by 6% and 7%, respectively. The positive results versus guidance were a combination of wells being turned to sales sooner than anticipated, as completed feet per day per crew continued to increase, and well packages exceeding forecasted production levels.
Laredo's efforts to optimize its established acreage position continued to drive production and returns improvements. To date, wider-spaced packages completed since Laredo modified its development spacing in late 2018 have outperformed the Company's Upper/Middle Wolfcamp oil type curve by 12%. Additionally, two Cline wells completed in the first quarter of 2020 have performed in-line with Laredo's high-graded Cline type curve while their costs were 8% below expectations.
Unit LOE for first-quarter 2020 decreased to $2.80 per BOE, a reduction of 16% from the first quarter of 2019. Unit LOE for the remainder of 2020 is expected to remain below $3.00 per BOE as the majority of the Company's production in 2020 continues to benefit from Laredo's in-field infrastructure.
During the first quarter of 2020, the Company operated four drilling rigs and averaged 1.7 completions crews. Laredo has subsequently released two of the drilling rigs and the one remaining completions crew and is currently operating two drilling rigs, both in Howard County, and zero completions crews. The Company has completed five wells (4.6 net) in the second quarter of 2020, all in the Company's recently acquired western Glasscock County acreage, and currently does not expect to resume completions activity in 2020.
First-Quarter 2020 Costs Incurred
During the first quarter of 2020, excluding non-budgeted acquisitions, total costs incurred were $155 million, comprised of $140 million in drilling and completions activities, $6 million in land, exploration and data related costs, $3 million in infrastructure, including Laredo Midstream Services investments, and $6 million in other capitalized costs. Additionally, a non-budgeted acquisition of $22.5 million was closed during the quarter.
Credit Facility Redetermination
On April 30, 2020, in association with the semi-annual redetermination of the Company's senior secured credit facility, both the borrowing base and aggregate elected commitment under the facility were reduced to $725 million from $950 million. The net debt/EBITDAX ratio covenant of 4.25 times was left unchanged.

Increased Oil Hedges
The Company maintains an active, multi-year commodity derivatives strategy to manage commodity price risk and support cash flow. Laredo utilizes only puts, swaps and collars and does not enter into three-way collars, which can limit protection in a rapidly declining price environment.
For the remainder of 2020, Laredo has hedged 100% of expected oil production, with 5.4 million barrels swapped at a weighted-average price of $59.50 WTI and 1.8 million barrels swapped at a weighted-average price of $63.07 Brent. For 2021, the Company has hedged 5.6 million barrels of oil at a weighted-average floor price of $53.13 Brent. Please see the table in the appendix of Laredo's First-Quarter 2020 Earnings Presentation posted to the Company's website for the full details of the Company's commodity derivatives.
2020 Expected Capital Expenditures Further Reduced To $265 Million
As previously announced on March 23, 2020, to prioritize Free Cash Flow, balance sheet strength and returns in a volatile commodity price environment, the Company reduced expected capital expenditures for 2020 to $290 million from $450 million. The Company is further reducing expected capital expenditures for 2020 to $265 million, driven by additional refinements, including savings for drilling and completions services and postponements of capital projects. The updated expectation includes $220 million for drilling and completions activities and $45 million for infrastructure, land and other capitalized costs.
Laredo is reiterating previously-announced guidance for total production in 2020 to remain approximately flat versus 2019 and for oil production to decline approximately 8%. Guidance for total production and oil production in the fourth quarter of 2020 is 72,500 - 74,500 BOE per day and 20,500 - 21,500 BOPD, respectively.
At current commodity prices, the Company expected net cash received from commodity derivatives for full-year 2020 to be approximately $325 million. To strategically manage future commodity price risk and cash flow generation, Laredo has redeployed approximately $50 million of expected Free Cash Flow into oil hedges for full-year 2021, resulting in an updated full-year 2020 expectation for net cash received from commodity derivatives to be approximately $275 million. Forecasted Free Cash Flow for full-year 2020, excluding non-budgeted acquisitions, is now expected to be approximately $45 million, assuming commodity prices of approximately $27 WTI and $2.40 Henry Hub for the balance of 2020.
All Company expectations are subject to current assumptions and subject to risks as noted below in "Forward-Looking Statements".
2021 Outlook
Remaining anticipated drilling activity in 2020 positions Laredo for capital efficient development in 2021, with the Company expecting to enter the year with approximately 40 drilled but uncompleted wells ("DUCs") on its tier-one Howard County acreage. Laredo currently estimates that completing approximately 30 Howard County DUCs in 2021 would keep average daily production for full-year 2021 flat with the expected fourth-quarter 2020 exit rate.

Liquidity
At March 31, 2020, the Company had outstanding borrowings of $275 million on its $950 million senior secured credit facility, resulting in available capacity, after the reduction for outstanding letters of credit, of $660 million. Including cash and cash equivalents of $63 million, total liquidity was $723 million.
At May 6, 2020, the Company had outstanding borrowings of $275 million on its redetermined senior secured credit facility of $725 million, resulting in available capacity, after reduction for outstanding letters of credit, of $406 million. Including cash and cash equivalents of $5 million, total liquidity was $411 million.
Second-Quarter and Full-Year 2020 Guidance
The table below reflects the Company's quarterly and full-year guidance for total and oil production for 2020.

	2Q-20E	3Q-20E	4Q-20E	FY-20E
Total production (MBOE per day)	84.8 - 85.8	78.8 - 80.8	72.5 - 74.5	80.6 - 81.9
Oil production (MBOPD)	30.0 - 30.5	24.2 - 25.2	20.5 - 21.5	26.0 - 26.6
The table below reflects the Company's guidance for selected revenue and expense items for the second quarter of 2020.

2Q-20E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	82%
NGL (% of WTI)	4%
Natural gas (% of Henry Hub)	29%

Other ($ MM):
Net income (expense) of purchased oil	($1.5)
Net midstream service income (expense)	$1.5

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$2.85
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	7.00%
Transportation and marketing expenses ($/BOE)	$1.70
General and administrative expenses (excluding long-term incentive plan ("LTIP"), $/BOE)	$1.40
General and administrative expenses (LTIP cash and non-cash, $/BOE)	$0.45
Depletion, depreciation and amortization ($/BOE)	$8.00
Conference Call Details
On Thursday, May 7, 2020, at 7:30 a.m. CT, Laredo will host a conference call to discuss its first-quarter 2020 financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will be posted to the Company's website and available for review. The Company invites interested parties to listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." Portfolio managers and analysts who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 5191340, 10 minutes prior to the scheduled conference time. A telephonic replay will be available two hours after the call on May 7, 2020 through Thursday, May 14, 2020. Participants may access this replay by dialing 855.859.2056, using conference code 5191340.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as Free Cash Flow, and certain related estimates regarding future performance, results and financial position. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, production curtailment, hedging activities, possible impacts of litigation and regulations, the impact of repurchases, if any, of securities from time to time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2019, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential" and "estimated ultimate recovery," "type curve" or "EURs," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. EURs from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. In addition, the Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. The actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Laredo Petroleum, Inc.
Selected operating data

	Three months ended March 31,
	2020	2019
	(unaudited)
Sales volumes:
Oil (MBbl)	2,655	2,534
NGL (MBbl)	2,467	2,099
Natural gas (MMcf)	16,512	12,849
Oil equivalents (MBOE)(1)(2)	7,874	6,775
Average daily oil equivalent sales volumes (BOE/D)(2)	86,532	75,276
Average daily oil sales volumes (BOPD)(2)	29,178	28,157
Average sales prices(2):
Oil ($/Bbl)(3)	$45.19	$50.97
NGL ($/Bbl)(3)	$4.68	$15.36
Natural gas ($/Mcf)(3)	$0.26	$0.93
Average sales price ($/BOE)(3)	$17.26	$25.59
Oil, with commodity derivatives ($/Bbl)(4)	$56.59	$47.66
NGL, with commodity derivatives ($/Bbl)(4)	$6.85	$15.33
Natural gas, with commodity derivatives ($/Mcf)(4)	$0.94	$1.11
Average sales price, with commodity derivatives ($/BOE)(4)	$23.21	$24.68
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$2.80	$3.34
Production and ad valorem taxes	1.17	1.07
Transportation and marketing expenses	1.72	0.70
Midstream service expenses	0.15	0.24
General and administrative (excluding LTIP)	1.33	2.12
Total selected operating expenses	$7.17	$7.47
General and administrative (LTIP)
LTIP cash	$0.02	$0.03
LTIP non-cash	$0.25	$1.02
Depletion, depreciation and amortization	$7.78	$9.31
_______________________________________________________________________________

(1)	BOE is calculated using a conversion rate of six Mcf per one Bbl.

(2)	The numbers presented are calculated based on actual amounts that are not rounded.

(3)
Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.

(4)
Price reflects the after-effects of our commodity derivative transactions on our average sales prices. Our calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to commodity derivatives that settled during the respective periods.

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended March 31,
(in thousands, except per share data)	2020	2019
	(unaudited)
Revenues:
Oil, NGL and natural gas sales	$135,885	$173,376
Midstream service revenues	2,683	2,883
Sales of purchased oil	66,424	32,688
Total revenues	204,992	208,947
Costs and expenses:
Lease operating expenses	22,040	22,609
Production and ad valorem taxes	9,244	7,219
Transportation and marketing expenses	13,544	4,759
Midstream service expenses	1,170	1,603
Costs of purchased oil	79,297	32,691
General and administrative	12,562	21,519
Depletion, depreciation and amortization	61,302	63,098
Impairment expense	26,250	—
Other operating expenses	1,106	1,052
Total costs and expenses	226,515	154,550
Operating income (loss)	(21,523)	54,397
Non-operating income (expense):
Gain (loss) on derivatives, net	297,836	(48,365)
Interest expense	(24,970)	(15,547)
Loss on extinguishment of debt	(13,320)	—
Other, net	(511)	(72)
Total non-operating income (expense), net	259,035	(63,984)
Income (loss) before income taxes	237,512	(9,587)
Income tax (expense) benefit:
Deferred	(2,417)	96
Total income tax (expense) benefit	(2,417)	96
Net income (loss)	$235,095	$(9,491)
Net income (loss) per common share:
Basic	$1.01	$(0.04)
Diluted	$1.01	$(0.04)
Weighted-average common shares outstanding:
Basic	232,351	230,476
Diluted	233,458	230,476

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended March 31,
(in thousands)	2020	2019
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$235,095	$(9,491)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,376	7,406
Depletion, depreciation and amortization	61,302	63,098
Impairment expense	26,250	—
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(297,836)	48,365
Settlements received for matured commodity derivatives, net	47,723	102
Premiums paid for commodity derivatives	(477)	(4,016)
Loss on extinguishment of debt	13,320	—
Other, net	9,338	7,680
Cash flows from operating activities before changes in operating assets and liabilities, net	97,091	113,144
Change in current assets and liabilities, net	18,708	(36,750)
Change in noncurrent assets and liabilities, net	(6,210)	1,064
Net cash provided by operating activities	109,589	77,458
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	(22,876)	—
Capital expenditures:
Oil and natural gas properties	(135,376)	(152,729)
Midstream service assets	(761)	(2,262)
Other fixed assets	(829)	(505)
Proceeds from dispositions of capital assets, net of selling costs	51	43
Net cash used in investing activities	(159,791)	(155,453)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	—	80,000
Payments on Senior Secured Credit Facility	(100,000)	—
Issuance of January 2025 Notes and January 2028 Notes	1,000,000	—
Extinguishment of debt	(808,855)	—
Payments for debt issuance costs	(18,383)	—
Other, net	(640)	(2,612)
Net cash provided by financing activities	72,122	77,388
Net increase (decrease) in cash and cash equivalents	21,920	(607)
Cash and cash equivalents, beginning of period	40,857	45,151
Cash and cash equivalents, end of period	$62,777	$44,544

Laredo Petroleum, Inc.
Total Costs Incurred
The following table presents the components of our costs incurred, excluding non-budgeted acquisition costs:

	Three months ended March 31,
(in thousands)	2020	2019
	(unaudited)
Oil and natural gas properties	$152,868	$160,222
Midstream service assets	923	3,373
Other fixed assets	823	514
Total costs incurred, excluding non-budgeted acquisition costs	$154,614	$164,109

Laredo Petroleum, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP financial measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flows from operating activities. Free Cash Flow, Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Free Cash Flow (Unaudited)
Free Cash Flow, a non-GAAP financial measure, does not represent funds available for future discretionary use because it excludes funds required for future debt service, capital expenditures, acquisitions, working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Free Cash Flow is useful to management and investors in evaluating operating trends in our business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to cash flows from operating activities before changes in operating assets and liabilities, net, less costs incurred, excluding non-budgeted acquisition costs, for the calculation of Free Cash Flow (non-GAAP):

	Three months ended March 31,
(in thousands)	2020	2019
	(unaudited)
Net cash provided by operating activities	$109,589	$77,458
Less:
Change in current assets and liabilities, net	18,708	(36,750)
Change in noncurrent assets and liabilities, net	(6,210)	1,064
Cash flows from operating activities before changes in operating assets and liabilities, net	97,091	113,144
Less costs incurred, excluding non-budgeted acquisition costs(1):
Oil and natural gas properties	152,868	160,222
Midstream service assets	923	3,373
Other fixed assets	823	514
Total costs incurred, excluding non-budgeted acquisition costs	154,614	164,109
Free Cash Flow (non-GAAP)	$(57,523)	$(50,965)
_____________________________________________________________________________

(1)
Includes capitalized share-settled equity-based compensation of $1.0 million and $1.9 million and asset retirement costs of $0.4 million and $0.3 million for the three months ended March 31, 2020 and 2019, respectively.

Adjusted Net Income (Unaudited)
Adjusted Net Income is a non-GAAP financial measure we use to evaluate performance, prior to income taxes, mark-to-market on derivatives, premiums paid for derivatives, impairment expense, gains or losses on disposal of assets and other non-recurring income and expenses and after applying adjusted income tax expense. We believe Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare our performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of income (loss) before income taxes (GAAP) to Adjusted Net Income (non-GAAP):

	Three months ended March 31,
(in thousands, except per share data)	2020	2019
	(unaudited)
Income (loss) before income taxes	$237,512	$(9,587)
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(297,836)	48,365
Settlements received for matured commodity derivatives, net	47,723	102
Premiums paid for commodity derivatives	(477)	(4,016)
Impairment expense	26,250	—
Loss on extinguishment of debt	13,320	—
Loss on disposal of assets, net	602	939
Adjusted income before adjusted income tax expense	27,094	35,803
Adjusted income tax expense(1)	(5,961)	(7,877)
Adjusted Net Income	$21,133	$27,926
Net income (loss) per common share:
Basic	$1.01	$(0.04)
Diluted	$1.01	$(0.04)
Adjusted Net Income per common share:
Basic	$0.09	$0.12
Diluted	$0.09	$0.12
Adjusted diluted	$0.09	$0.12
Weighted-average common shares outstanding:
Basic	232,351	230,476
Diluted	233,458	230,476
Adjusted diluted	233,458	231,531
_______________________________________________________________________________

(1)	Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended March 31, 2020 and 2019.

Adjusted EBITDA (Unaudited)
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for net share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, mark-to-market on derivatives, premiums paid for commodity derivatives, accretion expense, gains or losses on disposal of assets, interest expense, income taxes and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following table presents a reconciliation of net income (loss) (GAAP) to Adjusted EBITDA (non-GAAP):

	Three months ended March 31,
(in thousands)	2020	2019
	(unaudited)
Net income (loss)	$235,095	$(9,491)
Plus:
Share-settled equity-based compensation, net	2,376	7,406
Depletion, depreciation and amortization	61,302	63,098
Impairment expense	26,250	—
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(297,836)	48,365
Settlements received for matured commodity derivatives, net	47,723	102
Premiums paid for commodity derivatives	(477)	(4,016)
Accretion expense	1,106	1,052
Loss on disposal of assets, net	602	939
Interest expense	24,970	15,547
Loss on extinguishment of debt	13,320	—
Income tax expense (benefit)	2,417	(96)
Adjusted EBITDA	$116,848	$122,906
Forecasted Free Cash Flow
Forecasted Free Cash Flow, a non-GAAP financial measure, is calculated as estimated cash flows from operating activities before changes in assets and liabilities, less estimated costs incurred, excluding non-budgeted acquisition costs, made during the period. Management believes this is useful to management and investors in evaluating the operating trends in its business due to production, commodity prices, operating costs and other related factors. We do not provide guidance on the reconciling items between forecasted cash provided by operating activities and forecasted Free Cash Flow due to the uncertainty regarding timing and estimates of these items. Therefore, we cannot reconcile forecasted cash provided by operating activities to forecasted Free Cash Flow without unreasonable effort.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com